Exhibit 4

Execution version

TELEFÓNICA INTERNACIONAL, S.A.U.

AND

CHINA NETCOM GROUP CORPORATION (BVI) LIMITED

SHARE PURCHASE AGREEMENT

FOR THE SALE AND PURCHASE OF SHARES IN

CHINA UNICOM (HONG KONG) LIMITED

THIS AGREEMENT is made on 10 June 2012

BETWEEN:

(1)	TELEFÓNICA INTERNACIONAL, S.A.U., a company incorporated in Spain whose registered office is at Distrito C, Edificio Oeste 3, Ronda de la Comunicación, s/n, 28050 Madrid, Spain (the “Seller”); and

(2)	CHINA NETCOM GROUP CORPORATION (BVI) LIMITED, a company duly established and validly existing under the laws of the British Virgin Islands, whose registered office is at P.O. Box 3140, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (and proposed to be renamed China Unicom Group Corporation (BVI) Limited) (the “Buyer”).

RECITALS:

(A)	The Seller wishes to sell, and the Buyer wishes to buy, 1,073,777,121 ordinary shares in the capital of the Company (the “Sale Shares”) together with all rights accruing or attached to the Sale Shares.

(B)	The Sale Shares represent approximately 4.56% of the issued voting share capital of the Company as at the date of this Agreement.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to a person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of the first mentioned person, where “control” means the ownership, directly or indirectly, of more than 50 per cent. of the voting shares, registered capital or other equity interest of the relevant person or the possession, directly or indirectly, of the power to direct the shareholders’ general meeting, to appoint or elect a majority of the directors, or otherwise to direct the management of the relevant person;

“Applicable Laws” means with respect to any person, any laws, rules, regulations, guidelines, directives, treaties, judgments, determination, orders or notices of any Authority or stock exchange that is applicable to such person including, for the avoidance of doubt, the Listing Rules and the Takeovers Code;

“Authority” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator;

“Business Day” means a day other than a Saturday or Sunday or public holiday in Hong Kong, the PRC or Spain;

“Buyer Warranty” means a statement contained in Schedule 3 and “Buyer Warranties” means all those statements;

“Company” means China Unicom (Hong Kong) Limited, a company incorporated in Hong Kong whose registered office is at 75th Floor, The Centre, 99 Queen’s Road Central, Hong Kong and whose shares are listed in the main board of The Stock Exchange of Hong Kong Limited (Stock Code: 0762);

“Completion” means completion of the transfer of the Sale Shares in accordance with this Agreement;

“Completion Date” means the date which is 10 Business Days after the date (not being later than the Longstop Date) on which the Condition is satisfied, or such other date as the Seller and the Buyer may agree in writing;

“Condition” means the condition set out in Clause 3.1;

“Confidential Information” means all information which relates to the provisions or subject matter of this Agreement or any documents referred to in this Agreement or the negotiations relating to this Agreement;

“Encumbrance” means a mortgage, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“HKIAC” has the meaning specified in Clause 13.2;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Lock-up Period” has the meaning specified in Clause 6.1;

“Longstop Date” means 31 July 2012 (or such other date as the Seller and the Buyer may agree in writing);

“Notice” has the meaning specified in Clause 12.1;

“NDRC” means the National Development and Reform Commission (or its provincial or local counterpart) of the PRC;

“PRC” or “Mainland” means the People’s Republic of China excluding, for the purposes of this Agreement, Hong Kong, Macau and Taiwan;

“Purchase Price” has the meaning specified in Clause 2.2;

“Relevant Shares” has the meaning specified in Clause 6.1;

“Sale Shares” has the meaning specified in Recital (A);

“SASAC” means the State-owned Assets Supervision and Administration Commission of the State Council of the PRC (or its provincial or local counterpart);

“Seller Warranty” means a statement contained in Schedule 2 and “Seller Warranties” means all those statements;

“Seller’s Bank Account” means the Seller’s bank account, details of which shall be notified by the Seller to the Buyer at least 3 Business Days before the Completion Date;

“SFO” means the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong);

“Shares” means ordinary shares of HK$0.10 each in the issued share capital of the Company;

“Takeovers Code” means The Codes on Takeovers and Mergers and Share Repurchases published by the Securities and Futures Commission of Hong Kong; and

“Tax” means any form of taxation, levy, duty, charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any national, provincial, municipal or local government or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

1.2	References

In this Agreement, a reference to:

1.2.1	a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence);

1.2.2	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

1.2.3	a statutory provision includes a reference to the statutory provision as modified from time to time before the date of this Agreement and any implementing regulations made under the statutory provision (as so modified) before the date of this Agreement;

1.2.4	a “person” includes a reference to any individual, company, enterprise or other economic organisation, government authority or agency, or any joint venture, association or partnership, trade union or employee representative body (whether or not having separate legal personality) and includes a reference to that person’s successors and permitted assigns;

1.2.5	a “party” or “parties”, unless the context otherwise requires, is a reference to a party or parties to this Agreement and includes a reference to that party’s successors and permitted assigns;

1.2.6	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.2.7	the Schedules to this Agreement form part of this Agreement;

1.2.8	the singular includes the plural and vice versa unless the context otherwise requires;

1.2.9	times of the day is to Hong Kong time; and

1.2.10	the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

1.3	Headings

The headings in this Agreement do not affect its interpretation.

2.	SALE AND PURCHASE

2.1	Sale and purchase

The Seller agrees to sell, and the Buyer agrees to buy, the Sale Shares with effect from Completion with all rights then attaching to them and free of any Encumbrance.

2.2	Purchase price

The purchase price of each Sale Share is HK$10.21, with the aggregate purchase price for the Sale Shares being HK$10,963,264,405.41 (the “Purchase Price”). The Purchase Price (less the amounts agreed to be deducted pursuant to Clause 10.2) shall be payable by the Buyer to the Seller on Completion.

3.	CONDITION

3.1	Completion is conditional on the Buyer having received the necessary approvals from the relevant Authorities in the PRC (including the NDRC and the SASAC) in relation to the transaction contemplated under this Agreement (the “Condition”).

3.2	The Buyer shall use its best efforts to achieve satisfaction of the Condition as soon as possible after the date of this Agreement and in any event not later than the Longstop Date, and shall, at the request of the Seller, review with the Seller the progress of the satisfaction of the Condition.

3.3	If, at any time, the Buyer becomes aware of a fact or circumstance that might prevent the Condition from being satisfied, it shall immediately inform the Seller.

3.4	If the Condition has not been satisfied by 5:00 p.m. (Hong Kong time) on the Longstop Date, this Agreement shall automatically terminate with immediate effect.

3.5	Each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

4.	COMPLETION

4.1	Completion shall take place at the offices of the Buyer’s solicitors at 11th Floor, Two Exchange Square, Central, Hong Kong on the Completion Date, or at such other place as the parties may agree.

4.2	At Completion:

4.2.1	the Seller and the Buyer shall do all those things respectively required of them in Schedule 1; and

4.2.2	the Buyer shall pay to the Seller the Purchase Price (less the amounts agreed to be deducted pursuant to Clause 10.2) in immediately available funds to the Seller’s Bank Account.

4.3	Neither party is obliged to complete the sale and purchase of the Sale Shares in accordance with this Agreement unless the other party has complied with all its obligations under this Clause 4 and Schedule 1.

4.4	If Completion does not take place on the Completion Date because a party fails to comply with any of its obligations under this Clause 4 and Schedule 1 (whether such failure by the party amounts to a material breach or not), the other party may by notice to the first-mentioned party:

4.4.1	proceed to Completion to the extent reasonably practicable;

4.4.2	postpone Completion to a date to be agreed by the parties; or

4.4.3	terminate this Agreement.

For the avoidance of doubt, if Completion does not take place on the Completion Date because both parties fail to comply with any of their respective obligations under this Clause 4 and Schedule 1 (whether such failure by the party or parties amounts to a material breach or not), the parties shall consult with each other in good faith with a view to postponing Completion to a date falling no later than 5 Business Days thereafter or terminating this Agreement, the decision in respect of which shall be in each party’s absolute discretion.

4.5	If the parties postpone Completion to another date in accordance with Clause 4.4, the provisions of this Agreement apply as if that other date is the Completion Date.

5.	WARRANTIES

5.1	In consideration of the Buyer entering into this Agreement and agreeing to perform its obligations under this Agreement:

5.1.1	the Seller warrants to the Buyer that each Seller Warranty is true, accurate and not misleading at the date of this Agreement; and

5.1.2	immediately before Completion, the Seller is deemed to warrant to the Buyer that each Seller Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion.

5.2	In consideration of the Seller entering into this Agreement and agreeing to perform its obligations under this Agreement:

5.2.1	the Buyer warrants to the Seller that each Buyer Warranty is true, accurate and not misleading at the date of this Agreement; and

5.2.2	immediately before Completion, the Buyer is deemed to warrant to the Seller that each Buyer Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion.

6.	LOCK UP

6.1	The Seller undertakes to the Buyer that for a period of 12 months from the date of this Agreement (the “Lock-up Period”), it shall not, directly or indirectly, sell, transfer or dispose of any Shares held, directly or indirectly, by the Seller at the date of this Agreement (or any interest therein) (the “Relevant Shares”), save for (a) any transfer of Shares pursuant to this Agreement and (b) any transfer of Shares to any Affiliate of the Seller provided that (i) prior written notice is given by the Seller to the Buyer of such transfer and (ii) the Seller shall procure that such Affiliate shall comply with the undertaking given by the Seller in this Clause 6.

6.2	If the Seller wishes to sell, transfer or dispose of any Relevant Shares during the period of 12 months after the expiry of the Lockup Period, it shall notify the Buyer in writing within 5 Business Days of a decision being made by the Seller’s management to sell, transfer or dispose of any such Shares and no such sale, transfer or disposal shall occur prior to such notification being given to the Buyer.

7.	ACKNOWLEDGEMENTS

7.1	The Buyer agrees and acknowledges that at the time of the execution of this Agreement and as at Completion, the Buyer is aware that the Seller is a person connected (within the meaning of the SFO) with the Company and is or may be in possession of “relevant information” (as defined in Parts XIII and XIV of the SFO) by virtue of it being a “substantial shareholder” (as defined in Parts XIII and XIV of the SFO) and having one representative on the board of directors of the Company.

7.2	The Seller agrees and acknowledges that at the time of the execution of this Agreement and as at Completion, the Seller is aware that the Buyer is a person connected (within the meaning of the SFO) with the Company and is or may be in possession of “relevant information” (as defined in Parts XIII and XIV of the SFO) by virtue of it being a “substantial shareholder” (as defined in Parts XIII and XIV of the SFO).

7.3	Each of the Seller and the Buyer has not engaged in market misconduct by reason of an insider dealing taking place through its dealing in or counselling or procuring another person to deal in the securities of the Company for the purposes of the SFO in connection with the transactions entered into or to be entered into pursuant to this Agreement; none of the Seller, the Buyer, any of their respective Affiliates and any person acting on its or their behalf or under its or their control has taken or will take, directly or indirectly, any action designed or which was designed, or which constitutes or has constituted or might reasonably be or have been expected to cause or result in, stabilisation or manipulation of the price of any Shares or other securities of the Company.

8.	CONFIDENTIAL INFORMATION

8.1	Confidential Information

Subject to Clause 8.2, each party undertakes to the other party that it shall:

8.1.1	not use or disclose to any person Confidential Information it has or acquires;

8.1.2	make every effort to prevent the use or disclosure of Confidential Information; and

8.1.3	ensure that each of its Affiliates complies with this Clause 8.1.

8.2	Exceptions

Clause	8.1 does not apply to disclosure of Confidential Information:

8.2.1	to the extent that it is generally known to the public other than as a result of a breach of any duty of confidentiality;

8.2.2	to a director, officer or employee of the Buyer or the Seller whose function requires him to have the Confidential Information;

8.2.3	to the extent that it is required to be disclosed by Applicable Laws, by a rule of a listing authority or stock exchange on which the shares of the Company or a party (or its ultimate holding company) are listed or traded, or by an Authority with relevant powers to which a party is subject or submits, whether or not the requirement has the force of law, provided that the disclosure shall so far as is practicable be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch; or

8.2.4	to an adviser for the purpose of advising in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that Clause 8.1 applies to the disclosure by the adviser.

9.	ANNOUNCEMENTS

9.1	Public announcements

Notwithstanding Clause 9.2, the Seller, the Buyer or any of their respective Affiliates may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement provided that it has first obtained the other party’s consent, which may not be unreasonably withheld or delayed.

9.2	Exceptions

Clause 9.1 does not apply to a public announcement, communication or circular required by Applicable Laws, by a rule of a listing authority or stock exchange on which the shares of the Company or a party (or its ultimate holding company) are listed or traded, or by an Authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch.

10.	COSTS, STAMP DUTY AND OTHER TAXES

10.1	Costs

Except where this Agreement or the relevant document provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

10.2	Stamp duty and other fees

All stamp duty and any trading fees or transaction levies payable in connection with the transfer of the Sale Shares shall be paid and borne in equal shares by the Seller on the one hand and the Buyer on the other hand.

10.3	Taxes

Subject to Clause 10.2, each of the parties shall be responsible for its own Tax liabilities arising from the transfer of the Sale Shares under this Agreement.

11.	GENERAL

11.1	Amendment

An amendment of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

11.2	Waiver

The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

11.3	Remedies not exclusive

Each party’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

11.4	Survival

Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

11.5	Severability

The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the validity of the remainder of this Agreement.

11.6	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

11.7	Further assurance

Each of the parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or reasonably requested by another party for giving full effect to this Agreement. Unless otherwise agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this Clause 11.7.

11.8	Entire agreement

This Agreement constitutes the entire agreement and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.

11.9	Assignment

No party may assign or in any other way alienate any of its rights under this Agreement whether in whole or in part.

12.	NOTICES

12.1	Format of notice

A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

12.1.1	in writing;

12.1.2	in the English language; and

12.1.3	delivered personally or sent by a reputable international courier or by fax to the party due to receive the Notice to the address or fax number set out in Clause 12.3 or to another address, person or fax number specified by that party by not less than 3 Business Days’ written notice to the other party.

12.2	Deemed delivery of notice

Unless there is evidence that it was received earlier, a Notice is deemed given if:

12.2.1	delivered personally, when left at the address set out in Clause 12.3;

12.2.2	sent domestically by a reputable international courier, 2 Business Days after posting it;

12.2.3	sent overseas by a reputable international courier, 3 Business Days after posting it; and

12.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

12.3	Address and fax number

The address and fax number referred to in Clause 12.1.3 is:

Name of party	Address and fax number

Seller	Telefónica Internacional, S.A.U. Gran Via 28, 28013 Madrid, Spain Attention: Ramiro Sánchez de Lerín García-Ovies Group General Counsel Fax no.: +34 91 727 1405

Buyer

China Netcom Group Corporation (BVI) Limited

c/o China United Network Communications Group

Company Limited

No. 21 Financial Street

Xicheng District

Beijing 100033

The People’s Republic of China

Attention: Ms. Wang Xia

Fax no.: (86 10) 6625 9540

13.	GOVERNING LAW AND ARBITRATION

13.1	Governing law

This Agreement is governed by the laws of Hong Kong.

13.2	Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules.

13.3	Appointment of arbitrators

The arbitration tribunal shall comprise of three arbitrators.

13.4	Arbitration proceedings

The arbitration proceedings shall be conducted in English.

13.5	Interim relief

Nothing in this Clause 13 shall be construed as preventing any party from seeking interim relief in any court of competent jurisdiction.

13.6	Arbitration award to be final and binding

The arbitration award shall be final and binding on the parties from the day it is made and the parties agree to be bound thereby and to act accordingly.

13.7	Enforcement of arbitration awards

Judgement upon any award rendered by the arbitration tribunal may be entered, and application for judicial confirmation or recognition or enforcement of the award may be made by or in any court of competent jurisdiction, and each of the parties hereto irrevocably submits to the jurisdiction of such court for confirmation or recognition or enforcement of any award rendered by the arbitral tribunal in accordance with, inter alia, the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards and the Arrangement Concerning Mutual Enforcement of Arbitration Awards between the Mainland and the Hong Kong Special Administrative Region.

13.8	Effect of this Agreement during arbitration

During the conduct of any arbitration proceedings pursuant to this Clause 13, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

14.	GOVERNING LANGUAGE

This Agreement is written in English. If this Agreement is translated into another language, the English language text prevails.

SCHEDULE 1

COMPLETION REQUIREMENTS

1.	Seller’s obligations

At Completion the Seller shall deliver to the Buyer:

(a)	a duly executed instrument of transfer in respect of the Sale Shares in favour of the Buyer;

(b)	a duly executed sold note in respect of the Sale Shares in favour of the Buyer;

(c)	the share certificate(s) for the Sale Shares;

(d)	a certified true copy of the resolutions of the board of directors of the Seller approving the execution and performance of this Agreement; and

(e)	as evidence of the authority of each person executing this Agreement and other documents referred to in this Agreement on the Seller’s behalf:

(i)	a copy of the resolution of the board of the directors of the Seller authorising the execution by the Seller of the document; or

(ii)	a copy of the power of attorney conferring the authority,

in each case certified to be true by a director or secretary of the Seller or its legal advisers.

2.	Buyer’s obligations

At Completion the Buyer shall deliver to the Seller:

(a)	a copy of the Buyer’s instruction to its bank to remit the Purchase Price (less the amounts agreed to be deducted pursuant to Clause 10.2) to the Seller’s Bank Account;

(b)	a certified true copy of the resolutions of the board of directors of the Buyer approving the execution and performance of this Agreement;

(c)	as evidence of the authority of each person executing this Agreement and other documents referred to in this Agreement on the Buyer’s behalf:

(i)	a copy of the resolution of the board of the directors of the Buyer authorising the execution by the Buyer of the document; or

(ii)	a copy of the power of attorney conferring the authority,

in each case certified to be true by a director or secretary of the Buyer or its legal advisers; and

(d)	a legal opinion issued by the Buyer’s PRC legal adviser confirming that the Buyer has received the necessary approvals from the relevant Authorities in the PRC (including the NDRC and the SASAC) in relation to the transaction contemplated under this Agreement, in a form reasonably acceptable to the Seller.

SCHEDULE 2

SELLER WARRANTIES

1.	CAPACITY AND AUTHORITY

1.1	Incorporation and existence

The Seller is a corporation duly incorporated under the laws of Spain and has been in continuous existence since incorporation.

1.2	Right, power, authority and action

The Seller has the right, power and authority, and has taken all action necessary to execute, deliver, exercise its rights and perform its respective obligations, under this Agreement and each document to be executed at or before Completion, and to carry out the transactions contemplated hereby and thereby.

1.3	Approvals

As at Completion, the Seller has obtained all necessary consents, approvals and authorisations from the Authorities and any other entities in relation to the transaction contemplated under this Agreement (if applicable) and no other consents, approvals or other authorisations is required from any Authority under the Applicable Laws in relation to such transaction.

1.4	Binding agreements

The obligations of the Seller under this Agreement and each document to be executed at or before Completion constitutes, or when the relevant document is executed will constitute, valid, legal and binding obligations and are enforceable in accordance with their terms.

2.	SALE SHARES

2.1	The Sale Shares

2.1.1	The Seller is the owner of the Sale Shares, which represent approximately 4.56% of the issued share capital of the Company as at the date of this Agreement.

2.1.2	The Sale Shares are fully paid up and rank pari passu with all other Shares in issue.

2.2	No Encumbrance or third party rights

There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Sale Shares. No person has claimed to be entitled to an Encumbrance in relation to any of the Sale Shares.

SCHEDULE 3

BUYER WARRANTIES

1.1	Incorporation and existence

The Buyer is a limited liability company duly incorporated under the laws of the British Virgin Islands and has been in continuous existence since incorporation.

1.2	Right, power, authority and action

The Buyer has the right, power and authority, and has taken all action necessary to execute, deliver, exercise its rights and perform its respective obligations, under this Agreement and each document to be executed at or before Completion, and to carry out the transactions contemplated hereby and thereby.

1.3	Approvals

As at Completion, the Buyer has obtained all necessary consents, approvals and authorisations from the Authorities and any other entities in relation to the transaction contemplated under this Agreement (if applicable) and no other consents, approvals or other authorisations is required from any Authority under the Applicable Laws in relation to such transaction.

1.4	Binding agreements

The obligations of the Buyer under this Agreement and each document to be executed at or before Completion constitutes, or when the relevant document is executed will constitute, valid, legal and binding obligations and are enforceable in accordance with their terms.

EXECUTED by the parties on the date first written above:

SIGNED by /s/ CÉSAR ALIERTA	)
authorised signatory for and on behalf of	)
TELEFÓNICA INTERNACIONAL, S.A.U.	)
in the presence of /s/ RAMIRO SÁNCHEZ DE LERÍN	)

SIGNED by /s/ CHANG XIAOBING	)
authorised signatory for and on behalf of	)
CHINA NETCOM GROUP	)
CORPORATION (BVI) LIMITED	)
in the presence of /s/ LI FUSHEN /s/ WU GANG	)